SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	[ X ]

Check the appropriate box:

[	] Preliminary Proxy Statement
[	] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[	] Definitive Proxy Statement
[	] Definitive Additional Materials

[ X ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

TRI-VALLEY CORPORATION

(Name of Registrant as Specified in its Charter)

Filed on Behalf of the Board of Directors

(Name of Person(s) Filing Proxy Statement,

if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required.

[	] Fee computed on table below per Exchange Act Rules 14a6(i)(1) and 0-11.
[	] Fee paid previously with preliminary materials.

[ ] Check box if any part of fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Tri-Valley Corporation

4550 California Avenue, Suite 600

Bakersfield, California 93309

Telephone 661-864-0500

Fax 661-864-0600

September 30, 2009

Dear Shareholder:

We will hold our Annual Meeting of shareholders of Tri-Valley Corporation on October 17, 2009, beginning at 9:30 a.m., at the Sheraton Four Points Hotel, 5101 California Avenue, Bakersfield, California 93309. We are writing to encourage you to either attend the meeting in person or to return your proxy card voting your shares at the meeting.

At the meeting we will vote on the following matters:

1.	Electing seven Directors to serve for the ensuing year;

2.	Increasing the authorized number of preferred shares from 5,000,000 to 20,000,000;

3.	Permitting the Board of Directors to issue preferred stock in series and determine the terms of each series; and

4.	Transacting any other business that may properly come before the meeting.

You will receive our proxy statement, annual report on Form 10-K, and proxy ballot in a separate mailing. We encourage you review all of the important information contained in the proxy statement and annual report before voting.

If your shares are held through a broker, your broker will not be able to vote your shares on proposals 2 or 3 unless the broker receives appropriate instructions from you.

You may also review our proxy statement and annual report on line at our website,

www.tri-valleycorp.com. You may also obtain a copy of the proxy statement and annual report, as well as other filings we make with the Securities and Exchange Commission, from their website, www.sec.gov. Enclosed with this letter is a copy of the proxy ballot.

If your shares are held through a broker and you have not yet received the proxy ballot from your broker, you may vote using the enclosed ballot, which is identical to the one being mailed through your broker. To use the enclosed proxy ballot or to attend the meeting and vote, call your broker and request a Legal Proxy for the Annual Meeting to vote your shares. If they aren’t too helpful, please insist – it is your right! Then either enclose a copy of the Legal Proxy with your mailed proxy card or bring it with you to the meeting.

Please call Egan Gost at our corporate office, 661-864-0500, if you have any questions about the voting procedure.

Your vote is very important to us and we encourage you to vote promptly. Whether or not you expect to attend the Annual Meeting in person, please vote by returning the paper proxy ballot.

Sincerely,

Maston N. Cunningham

President & Chief Operating Officer

Tri-Valley Corporation